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                                                                     EXHIBIT 8.1




                          [KIRKLAND & ELLIS LETTERHEAD]



                                February 20, 1998


TransWestern Publishing Company LLC
TWP Capital Corp. II
8344 Clairemont Mesa Boulevard
San Diego, CA   92111

               In connection with the offer by TransWestern Publishing Company LLC and TWP Capital Corp. II to exchange (the "Exchange Offer") their 9 5/8% Series B Senior Subordinated Notes due 2007 (the "Old Notes") for any and all of their 9 5/8% Series A Senior Subordinated Notes due 2007 (the "New Notes"), you have requested an opinion concerning the federal income tax consequences to those holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

               In preparing our opinion, we have examined Amendment No.1 to the Form S-4 Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). In addition, the opinion set forth herein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed herein.

               Based on the foregoing, in our opinion, under the law in effect on the date hereof, the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be




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TransWestern Publishing Company LLC
TWP Capital Corp. II
February 20, 1998
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no federal income tax consequences to those holders exchanging Old Notes for New
Notes pursuant to the Exchange Offer.

                In conclusion, we should note that, unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any federal income tax matter other than that discussed herein.


                                Very Truly Yours,

                                /s/ Kirkland & Ellis

                                Kirkland & Ellis